Exhibit 10.5

TOWERS, PERRIN, FORSTER & CROSBY, INC.

RESTRICTED STOCK UNIT PLAN

1.	Purpose

This Towers, Perrin, Forster & Crosby, Inc. Restricted Stock Unit Plan is intended to promote the interests of the Company and its shareholders by providing appropriate incentives to a designated, broad-based group of employees of the Company in order to retain the services of such persons in the event of a Change in Control. The Plan provides for the Board’s grant to Participants of RSUs, which will represent the right to receive a Transaction Award upon a Change in Control.

2.	Definitions

(a)	“Board” means the Board of Directors of the Company.

(b)	“Change in Control” means the closing of any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity or person. Notwithstanding the foregoing, any such transaction will not be deemed to be a Change in Control for purposes of the Plan unless such transaction meets the requirements of Section 409A(a)(2)(A)(v) of the Code.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Company Stock” means the common stock of the Company, par value $0.50 per share.

(e)	“Company” means Towers, Perrin, Forster & Crosby, Inc. a Pennsylvania corporation.

(f)	“Dollar-Denominated Award Holders” mean employees of the Company and its subsidiaries who hold award letters from the Company entitling such employees to receive, upon certain triggering events (including consummation of the transactions contemplated by the Merger Agreement), awards of additional compensation, payable in the form of cash or restricted stock, in each case with a minimum value equal to the guaranteed dollar amount set forth in the underlying award letter provided to the individual employee.

(g)	“Expiring Awards” mean, collectively, all outstanding (i) warrants and other rights of employees of the Company and its subsidiaries to purchase shares of Company Stock and (ii) award letters from the Company to certain of its and its subsidiaries’ employees, which entitle such employees to awards of additional compensation payable in cash or restricted stock units of the Company, in the event that the Company completes an initial public offering by December 31, 2009.

(h)	“Parent Company” means the corporation or other entity that is the ultimate parent company of the parties involved in a Change in Control, immediately following the consummation thereof.

(i)	“Parent Company Stock” means the shares of voting common stock of the Parent Company.

(j)	“Participant” means an employee of the Company or any of its subsidiaries who has been selected to receive an award of RSUs under the Plan.

(k)	“Plan” means this Towers, Perrin, Forster & Crosby, Inc. Restricted Stock Unit Plan.

(l)	“Merger Agreement” means the Agreement and Plan of Merger among Watson Wyatt Worldwide, Inc., Towers, Perrin, Forster & Crosby, Inc., Jupiter Saturn Holding Company, Jupiter Saturn Pennsylvania Inc., and Jupiter Saturn Delaware Inc., dated as of June 26, 2009, as the same may be amended from time to time in accordance with its terms.

(m)	“RSU” means a restricted stock unit, which is a notional unit representing a right to receive a Transaction Award corresponding to a share of Company Stock, a specified dollar amount, or other specified right, as described more fully in Section 4(a) hereof.

(n)	“RSU Award Agreement” means, with respect to any Participant, the individual award agreement between the Company and such Participant, which sets forth the terms of the RSUs granted to such Participant under the Plan.

(o)	“Transaction Award” means, with respect to any Participant, the award provided to such Participant upon settlement of his or her RSUs in the event of a Change in Control, as described more fully in Section 4 hereof.

(p)	“Transaction Award Agreement” means, with respect to any Participant, the individual agreement between such Participant and the Parent Company with respect to his or her Transaction Award, as described more fully in Section 5(a) hereof.

3.	General

(a) Administration. The Plan shall be administered by the Board. The Board shall have full authority to administer the Plan, including, without limitation, the authority to: (i) designate Participants under the Plan, (ii) approve all RSU awards granted under the Plan, (iii) determine the terms and conditions of such RSU awards, (iv) interpret and construe all provisions of the Plan, (v) resolve all questions of fact arising under the Plan, and (vi) adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. Decisions of the Board shall be final and binding on all Participants. No member of the Board shall have any liability for any action taken or determination made in good faith under the Plan.

(b) Delegation of Authority. The Board, in its sole discretion, and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to the Company’s chief executive officer or to a committee of officers of the Company.

(c) Number of RSUs. The Company is authorized to grant a total of 10,000 RSUs to Participants under the Plan. In the event that a dividend, distribution, merger, stock split, reverse stock split, recapitalization, reorganization, consolidation or other change or event occurs that affects or relates to the Company Stock and the Board determines, in its sole discretion, that such change or event equitably requires an adjustment or adjustments in the number or kind of RSUs subject to the Plan or the number or kind of RSUs then held by Participants, then the Board shall, in its sole discretion, make such adjustment or adjustments, which shall be conclusive and binding for all purposes under the Plan. The receipt by any Participant of RSUs under the Plan shall not affect the right of the Company to reclassify, recapitalize or otherwise change its capital structure, to merge, consolidate or convey any or all of its assets, or to dissolve, liquidate, wind up or otherwise reorganize.

(d) Award Agreements. The terms and conditions of each award of RSUs under the Plan shall be set forth in an individual RSU Award Agreement with the Participant receiving such award. The terms and conditions of the Transaction Award to be provided to each Participant upon settlement of his or her RSUs in the event of a Change in Control shall be set forth in an individual Transaction Award Agreement with such Participant.

4.	RSU Awards

(a) Grant of RSU Awards. The Board will grant to Participants awards of RSUs pursuant to the Plan. Each award of RSUs shall represent the contingent right to receive a Transaction Award in the event of a Change in Control, in accordance with the terms of the Plan and as set forth in the underlying RSU Award Agreement. Each award of RSUs shall be denominated, at the time of award, in either (i) a number of units each having a value equal to the value of a share of Company Stock, (ii) a dollar amount which will be converted to a number of units immediately prior to the consummation of the Change in Control transaction, based on the value of the Company Stock, or (iii) other specified rights to receive a Transaction Award, as determined by the Board in its sole discretion. All RSUs held by each Participant shall be converted into the applicable Transaction Award upon a Change in Control.

(b) Payment of RSU Awards. Upon a Change in Control, all RSUs held by each Participant shall be converted into a Transaction Award in one or more of the following forms, as determined by the Board in its sole discretion: (i) shares of restricted stock of the Parent Company, (ii) restricted stock units with respect to the stock of the Parent Company, (iii) cash or the deferred right to receive cash, (iv) a contingent right to receive shares of stock of the Parent Company as described in Annex A hereto, or (v) other rights issued by the Parent Company, in each case subject to terms and conditions specified by the Board in its sole discretion and consistent with the purpose of the Plan; provided that the form of Transaction Award is not required to be uniform with respect to each Participant. The number of shares, units or other rights that comprise the Transaction Awards shall be determined based on the consideration received by shareholders of the Company in exchange for Company Stock in the Change in Control transaction, as determined by the Board in its sole discretion. In the event that the Company becomes the Parent Company in connection with the applicable Change in Control, such shares of stock, units or other rights may include or be made with respect to shares of Company Stock. In the event that that the Merger Agreement is consummated pursuant to its terms, the Transaction Awards will be in the form provided to Participants by the Company and based on the final exchange ratio applicable to the conversion of Company common stock, as set forth in the Merger Agreement, subject to adjustment as set forth in the Merger Agreement and Section 6 hereof.

(c) Limitation of Rights. None of the RSUs held by any Participant may be directly or indirectly sold, assigned, pledged, hypothecated, transferred or otherwise disposed of by any Participant, except that RSUs may be exchanged for the applicable Transaction Award upon or following a Change in Control. Participants shall not have any voting, dividend or other rights of a shareholder of the Company by virtue of holding RSUs. The grant of an award of RSUs pursuant to the Plan shall not be deemed the grant of a property interest in any assets of the Company. The rights of each Participant to benefits under the Plan shall be solely those of a contingent, general unsecured creditor of the Company. The grant of RSUs shall not be construed as giving any Participant the right to continued employment with the Company or, in the event of a Change in Control, the Parent Company or any of its subsidiaries.

(d) Termination of RSUs. Each Participant’s RSUs shall automatically expire upon the first to occur of (i) the date of termination of such Participant’s employment with the Company or any of its subsidiaries for any reason and at any time prior to a Change in Control, (ii) the termination of the Merger Agreement pursuant to its terms and (iii) the issuance of a Transaction Award to such Participant.

5.	Transaction Awards

(a) Terms of Transaction Awards. Each Transaction Award Agreement shall specify the amount and terms of the Transaction Award to be received by the Participant to whom the agreement relates. The Participant shall not be entitled to a Transaction Award or any portion thereof unless and until a Change in Control occurs and such Participant executes and delivers to the Company a Transaction Award Agreement and such additional documentation (which may include, among other things, a restrictive covenant agreement) as the Board may require in its sole discretion (collectively, the “Transaction Award Documents”). Each Transaction Award Agreement shall be effective as of the consummation of the underlying Change in Control, and all Transaction Award Documents may be in such form and include such provisions as the Board deems reasonably necessary or appropriate in its sole discretion, including, without limitation, provisions relating to the vesting, transfer restrictions, forfeiture and payment of the underlying Transaction Award. In addition, to the extent applicable, each Participant shall be required to acknowledge in his or her Transaction Award Agreement that all Expiring Awards held by such Participant were terminated pursuant to their terms upon the Change in Control and/or have been cancelled and are of no further force or effect. In the event that the Participant fails to properly execute and deliver the Transaction Award Documents in the manner requested by the Board by the earlier of (i) 60 days after the Change in Control to which the underlying Transaction Award relates and (ii) termination of the Participant’s employment with the Parent Company and its Subsidiaries, then as of such time all of the Participant’s rights with respect to the Transaction Award shall terminate and the entire Transaction Award shall be deemed forfeited pursuant to the forfeiture provisions set forth in the Transaction Award Agreement, as if such Participant voluntarily terminated his or her employment with the Parent Company and its Subsidiaries at such time.

(b) Vesting Restrictions. The Transaction Award to be received by a Participant upon settlement of his or her RSUs will generally vest, subject to the continued employment of such Participant with the Parent Company or any of its subsidiaries, at a rate of one-third of such Transaction Award on each of the first three (3) anniversaries of the Change in Control or such other date as determined by the Board in its sole discretion, subject to such exceptions and acceleration provisions as may, in the sole discretion of the Board, be set forth in the underlying Transaction Award Agreement.

6.	RSU Adjustment

In the event that a Change in Control results from the consummation of the Merger Agreement, the number of shares of restricted Parent Company Stock that comprise the Transaction Award (or the other rights or cash which may be received under the Transaction Award) with respect to each RSU shall be increased or decreased, pro rata for each Participant based on the number of RSUs that he or she holds, as necessary to ensure that the aggregate number of shares of restricted Parent Company Stock (or the cash equivalent thereof) received by all Participants with respect to their RSUs equals (x) ten percent (10%) of the aggregate number of shares of Parent Company Stock received by all Participants and holders of Company Stock in such transaction minus (y) the aggregate number of shares of Parent Company Stock to be received in such transaction by the Dollar-Denominated Award Holders.

7.	Amendment and Termination

The Board may amend or terminate the Plan at any time in its sole discretion, except that no such amendment or termination may reduce the number or value of RSUs awarded to any Participant without such Participant’s consent. Following the initial grant of RSUs hereunder, the Plan shall automatically terminate upon the settlement and/or expiration of all RSUs granted under the Plan.

8.	Effective Date and Duration of the Plan

The Plan shall be effective upon approval by the Board, and shall continue until terminated by the Board or automatically in accordance with Section 7 hereof.

9.	Tax Provisions

(a) Tax Withholding. The RSU Award Agreements and the Transaction Award Agreements will provide for the satisfaction of all withholding taxes to the extent required by law in connection with RSU awards and the Transaction Awards, as applicable.

(b) Section 409A Compliance. To the extent applicable, it is intended that the Plan, all RSU Award Agreements and all Transaction Award Agreements comply with the requirements of Section 409A of the Code and the applicable Treasury Regulations and other guidance issued thereunder (such statute, regulations and guidance, collectively, “Section 409A”), and that the Plan, all RSU Award Agreements and all Transaction Award Agreements shall be interpreted and administered in all respects consistently with this intent in order to avoid the imposition of any additional tax under Section 409A. In the event that the Board determines that any provision of the Plan, any RSU Award Agreement and/or any Transaction Award Agreement, any award, payment or transaction contemplated thereby, or any other action or arrangement contemplated thereby does not comply with the applicable requirements of Section 409A, the Board shall have the authority to take such actions and to make such changes to the Plan, RSU Award Agreements and/or Transaction Award Agreements as the Board deems necessary to comply with such requirements; provided, that no such action shall adversely affect any outstanding RSU or Transaction Award without the consent of the affected Participant. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant under Section 409A or any damages for failing to comply with Section 409A.

10.	Governing Law; Venue

The Plan and all rights and obligations hereunder, and any RSU Award Agreement, shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to the choice of law provisions thereof. The U.S. federal and state courts of competent jurisdiction located within Philadelphia County, Pennsylvania and any appellate court from any such court, shall have exclusive jurisdiction with respect to any disputes, actions, suits or proceedings arising out of or relating to the Plan or any RSU Award Agreement.

11.	Severability

To the extent that any provision of the Plan or portion hereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and the Plan shall be unaffected and shall continue in full force and effect.

Annex A

Certain Non-U.S. Participants

The following provisions shall apply for certain non-U.S. participants [and, as necessary, the terms of the Plan shall be read to reflect the following provisions]:

1. For certain Participants designated by the Board who are (i) tax resident in a jurisdiction other than (or in addition to) the United States and (ii) employed by a Company branch or subsidiary that is tax resident in that other jurisdiction, the following shall apply with respect to such Participant’s RSUs upon a Change in Control:

(a) RSUs for such Participants shall be converted into a contingent right to receive shares of stock of the Parent Company or the cash equivalent thereof in accordance with the terms of the relevant Transaction Award Agreement in the event of a Change in Control in accordance with the terms of the Plan; and

(b) Shares of stock of the Parent Company or the cash equivalent thereof, as the case may be, that are subject to the Transaction Award Agreement for such Participants shall upon a Change in Control be issued to and held by a trust, custodial account or other similar arrangement (the “Trust Arrangement”) until the Participant’s rights to the shares or the cash equivalent thereof, as the case may be, become vested. At no time shall such Participant have any rights with respect to or against the Trust Arrangement. Upon the vesting of the rights provided in the Transaction Award Agreement, the Company may in its sole discretion use the amounts held in the Trust Arrangement to satisfy its payment obligations but it may also use funds from other sources.

2. For each Participant who is employed in or is a tax resident of Canada (a “Canadian Participant”), the Transaction Awards shall vest in accordance with the vesting schedule described in the Canadian Participant’s Transaction Award Agreement, and in any event shall become fully vested and any and all entitlements shall be distributed to the Canadian Participant not later than December 31, 2012.